EXHIBIT 10.1

Employment Agreement

EMPLOYMENT AGREEMENT

MICHAEL LARROWE

AND

CARDINAL BANKSHARES CORPORATION

*	The headings in this Agreement are for convenience only.

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated July 20, 2011 is by and between Cardinal Bankshares Corporation, a Virginia corporation (the “Holding Company”) and Michael Larrowe (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Holding Company wishes to attract and retain a well-qualified executive to assure itself and its wholly owned subsidiary, the Bank of Floyd (“Bank”), of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve as an executive officer of the Holding Company and Bank for the period provided herein on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the Holding Company and the Executive agree as follows:

1. Term of Agreement. The term (“Employment Period”) of this Agreement shall commence on July 20, 2011 (the “Effective Date”) and shall continue for a period of three (3) years from the Effective Date unless otherwise terminated or extended as provided herein (“Termination Date”). Subsequent to the initial three (3) year Employment Period, unless sooner terminated, the Employment Period (and corresponding Termination Date) shall automatically extend for additional one year period(s) unless either party provides the other with written notice at least 30 days prior to the then current Termination Date that the Employment Period shall not be extended for an additional one year period and the Employment Period shall automatically and without further notice end on the then current Termination Date unless terminated sooner as provided herein.

2. Employment Period and Positions. The Executive shall be employed as Executive Vice President of Holding Company and Bank and the Executive accepts such employment for the period beginning with the Effective Date; provided, however, that by the end of January, 2012, the Boards of Directors of the Holding Company and Bank, respectively, will determine whether, in their sole discretion and judgment, to promote Executive to the position of President and Chief Executive Officer of Bank and Holding Company or to such other positions as such Boards of Directors, in their respective sole discretion and judgment, may determine.

3. Duties.

(a) The Executive’s position, authority and responsibilities: (i) as Executive Vice President of the Holding Company, shall be to exercise overall executive authority with respect to Holding Company subject to the direction of the Holding Company’s Board of Directors and Chief Executive Officer; and (ii) as Executive Vice President of the Bank, shall be to exercise overall executive authority with respect to the Bank subject to the direction of the Bank’s Board of Directors and Chief Executive

Officer. Executive’s services shall be performed at the Holding Company and Bank’s principal offices in Floyd, Virginia. If Executive is offered and accepts the position of Holding Company’s and Bank’s President and Chief Executive Officer, Executive shall have the additional responsibilities with the Holding Company and Bank commensurate with those of the president and chief executive of a community bank holding company and bank. Nothing herein shall require the Executive to be offered additional positions within either the Bank or the Holding Company and all obligations of the Holding Company hereunder and decisions required to be made by the Bank in connection with this Agreement shall be subject to the compliance with the legal and fiduciary duties of the officers and directors of the Holding Company and Bank, respectively and the sole discretion and judgment of the respective Boards of Directors of Holding Company and Bank. Continued employment hereunder with the Bank or Holding Company shall be contingent upon Executive’s continued employment with the other.

(b) The Executive shall devote his full business time during normal business hours to the business and affairs of the Holding Company and the Bank, and use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) services to corporate, civic or charitable boards or committees or organizations not significantly interfering with the performance of such responsibilities, (ii) such other civic or corporate activities as the Holding Company or Bank reasonably requests and are acceptable to the Executive and (iii) periods of vacation, professional or sick leave to which the Executive is entitled.

4. Compensation.

(a) Base Salary. Executive shall receive a base salary of $180,000 per annum, payable in twice monthly installments which base salary shall be increased to $200,000 per annum effective January 1, 2012 (the “Base Salary”). The Base Salary shall be reviewed for adequacy and appropriateness at least once each calendar year by the Board of Directors of the Holding Company or any designated committee thereof. Notwithstanding the foregoing, during any period when the Executive is disabled from performing his responsibilities hereunder but his employment has not been terminated pursuant to Section 5(a), Executive’s Base Salary shall be reduced by the amount of any payments received by Executive from disability insurance provided by the Holding Company or Bank.

(b) Incentive and Retirement Plans. During the Employment Period, the Executive shall be entitled to fully participate in all incentive, stock option and retirement plans sponsored by the Holding Company and/or the Bank, including (i) a bank-owned life insurance policy (“BOLI”) under the same terms and conditions as provided to other executive officers of the Holding Company and Bank and providing a death benefit to Executive’s estate equal to 25% of the total policy death benefit with the balance of the death benefit paid to the Bank; and (ii) a Supplemental Executive Retirement Plan (“SERP”) not to exceed $50,000 per year for      years. The level of participation or benefits under all incentive, stock option and retirement plans shall be subject to the discretion of the relevant Board of Directors.

(c) Benefit Plans. The Executive and his eligible family shall be entitled to participate in all medical, dental, disability, life, accidental death and travel accident insurance plans sponsored by the Holding Company and/or the Bank for its employees generally, as the same may be altered from time to time by the Holding Company or Bank.

(d) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Holding Company which shall include normal expenses for attendance at one meeting a year of the Virginia Bankers Association and American Bankers Association and reasonable moving expenses from Galax to Floyd, Virginia at such time as Executive elects to move his residence to Floyd, Virginia.

(e) Vacation and Fringe Benefits. The Executive shall be entitled to paid time off and fringe benefits in accordance with the policies of the Holding Company, as the same may be altered from time to time by the Holding Company. Included as a part of the Executive’s benefits will be the purchase of an automobile of the Executive’s selection at a cost not to exceed $26,000 with the approval of the Board of Directors or a committee thereof.

5. Termination.

(a) Death or Disability. This Agreement shall terminate automatically and without notice upon the Executive’s death. The Holding Company with the concurrence of the Bank may terminate this Agreement by giving to the Executive written notice of its intention to terminate his employment for disability and his employment with the Holding Company and Bank shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt the Executive shall fail to return to full-time performance of his duties and if the Executive’s disability has been established pursuant to the definition of “disability” set forth below. For purposes of this Agreement, “disability” means (i) disability which after the expiration of more than 26 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Holding Company or its insurers, with the consent of the Executive or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Holding Company and/or the Bank for the benefit of the Executive, whichever shall be more favorable to the Executive.

(b) Other Termination. The Holding Company, pursuant to action of its Board of Directors, may terminate the Agreement and the Executive’s continued employment with the Holding Company and the Bank, pursuant to the action of its Board of Directors, may terminate the Agreement and Executive’s continued employment with Bank.

(c) Notice of Termination. Any termination by the Holding Company, by the Bank or by the Executive shall be communicated by a “notice of termination” to the other party hereto given in accordance with Section 16 of this Agreement. For purposes of this Agreement, a “notice of termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) if the accelerated Termination Date is other than the date of receipt of such notice, specifies the Termination Date of this Agreement (which date shall not be more than 15 days after the giving of such notice).

(d) Termination Date. In the case of termination of this Agreement pursuant to a provision of this Section 5, “Termination Date” shall mean the date of death, the date Executive’s employment is terminated for disability pursuant to Section 5(a) or the date Executive’s employment is terminated pursuant to the provisions of Sections 5(b) and (c).

6. Obligation of the Holding Company Upon Termination.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement other than those obligations accrued hereunder at the date of his death and the benefits provided in Section 4 of this Agreement.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s disability, this Agreement shall terminate except that the Executive shall be entitled to receive after the Termination Date, disability and other health insurance as provided to employees generally together with such Executive’s Base Salary as then in effect, (less any payments received by the Executive from disability insurance provided by the Holding Company or Bank) in each case for a period of six (6) months following termination.

(c) Cause. If the Executive’s employment shall be terminated for Cause, this Agreement shall terminate as of the accelerated Termination Date and the Holding Company shall pay the Executive his full Base Salary through the Termination Date at the rate in effect at the time notice of termination is given, and the Holding Company and Bank shall have no further obligation to the Executive under this Agreement other than to provide insurance benefits as may be required by applicable law.

(d) Without Cause. This Agreement shall terminate upon the accelerated Termination Date, but the Executive shall be entitled to receive (i) an uninterrupted continuation of all compensation and benefits provided under Section 4 of this Agreement for the remainder of the then existing Employment Period without giving effect to its accelerated termination, and (ii) the right to purchase the vehicle currently assigned to the Executive at its then-current book value as shown on the Holding Company’s or the Bank’s records.

7. Payment in Certain Events. If at the effective time of a Change in Control Event or any time within three (3) years following a Change in Control Event (A) Executive’s employment hereunder is terminated without Cause or, (B) Executive terminates his employment hereunder for Good Reason, provided that (i) Executive gives Holding Company notice of the condition constituting Good Reason and at least thirty (30) days to remedy such condition and (ii) such termination occurs within one (1) year following the initial existence the condition constituting Good Reason, then in either event (subject to the limitations set forth herein) Executive shall be entitled to receive from Holding Company, and Holding Company shall be obligated to pay or cause to be paid to Executive, an amount equal to two (2) times the lesser of (x) the Executive’s annual Base Salary for the calendar year preceding the year in which the Termination Date occurs or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which the Termination Date occurs. If Executive’s employment is terminated without Cause prior to the effective time of a Change in Control Event but following the date on which the Holding Company’s Board of Directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to a Change in Control Event, then for purposes of this Agreement, such termination of employment shall be deemed to occur at the effective time of the Change in Control Event. Otherwise, if Executive’s employment is terminated prior to the effective time of a Change in Control Event, Executive shall have no rights hereunder. Amounts payable under this Section 7 shall be paid in a lump sum payable on the first day of the seventh month following the Termination Date.

8. Definitions.

(a) “Change of Control Event” shall mean: a change in the ownership of the Holding Company, a change in the effective control of the Holding Company, or a change in the ownership of a substantial portion of the assets of the Holding Company, consistent with and interpreted in accordance with Internal Revenue Code Section 409A and regulations issued thereunder, and specifically defined as follows:

In order to constitute a Change in Control Event as to the Executive, the Change in Control Event shall relate to:

(1) the corporation for whom the Executive is performing services at the time of the Change in Control Event; or

(2) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(3) a corporation that is a majority shareholder of a corporation identified in either subparagraph (1) or (2), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either subparagraph (1) or (2) above.

(i) Change In Ownership. A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(ii) Change In Effective Control. Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(x) any one person or more than one person acting as a group acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(y) a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this subparagraph, the term “corporation” refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(iii) Change In Ownership of Assets. A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(x) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(y) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(z) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(xx) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

There shall be no Change in Control Event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(b) “Successor” shall mean for purposes of Sections 7, 8 and 9: as to Holding Company, any person or entity (corporate or otherwise) into which, after a Change in Control Event, Holding Company (or any such Successor) shall be merged or consolidated or to which all or substantially all of Holding Company’s (or any such Successor’s) assets shall be transferred in any manner as provided in Section (a) or which by agreement assumes Holding Company’s obligations.

(c) “Cause” or “for Cause” shall mean for purposes of this Agreement:

(1) neglect by Executive in the performance of his material duties and responsibilities or the Executive’s failure to follow reasonable instructions or policies of Holding Company or Bank as determined in the good faith judgment of the respective Board of Directors, after being notified of such failure and being given a reasonable opportunity and period (not to exceed 30 days) to remedy such failure, provided such failure is remediable in the good faith judgment of the Holding Company or Bank’s Board of Directors;

(2) with respect to Executive, conviction of, indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment or of any other crime which, in the good faith discretion of the Holding Company’s Board of Directors, adversely affects or could be expected to adversely affect the reputation of the Holding Company or Bank, or the commission of an act of embezzlement or fraud whether or not related to the business, activities or assets of the Holding Company or Bank;

(3) any breach or violation by Executive in any material respect of any code or standard of behavior generally applicable to employees of Holding Company or Bank, as determined in the good faith judgment of the respective Board of Directors, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (not to exceed 30 days) to remedy such breach or violation, provided such breach or violation is remediable in the good faith discretion of the Board of Directors of the Holding Company or Bank;

(4) dishonesty of Executive in any aspect of his or her employment, or breach of a fiduciary duty to Holding Company or its subsidiaries or affiliates, in each case, in the good faith judgment of the Board of Directors of the Holding Company or Bank;

(5) the engaging by Executive in conduct that is reasonably likely to result, in the good faith judgment of the Board of Directors of the Holding Company, in material injury to Holding Company or any of its subsidiaries or affiliates, monetarily or otherwise;

(6) the violation by Executive of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over Holding Company or any of its affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, Office of the Comptroller of the Currency, the Federal Reserve Board, the Securities and Exchange Commission or any other regulatory agency), which results from Executive’s negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to Company or any of its affiliates or subsidiaries or to their reputation;

(7) the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Executive from serving as an employee or executive officer of, or a party affiliated with, Holding Company or any of its affiliates or subsidiaries; or, in the event Executive becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the affairs of Holding Company or any of its affiliates or subsidiaries (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

(8) the exclusion of Executive by the carrier or underwriter from coverage under Holding Company’s then current “blanket bond” or other fidelity bond or insurance policy covering its or its affiliates’ or subsidiaries’ directors, officers or employees, or the occurrence of any event which Holding Company believes, in good faith, will result in Executive being excluded from such coverage, or having coverage limited as to Executive as compared to other covered officers or employees, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

(d) “good faith” shall mean honesty in fact.

(e) “Good Reason” shall mean the existence of one or more of the following conditions which arises in connection with or after the effective time of a Change in Control Event without the consent of the Executive:

(1) a material diminution in the Executive’s base compensation;

(2) a material diminution in the Executive’s authority, duties or responsibilities;

(3) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(4) a material diminution in the budget over which the Executive retains authority;

(5) a material change in the geographic location at which the Executive must perform services; or

(6) any other action or inaction that constitutes a material breach by the Successor of the agreement under with the Executive provides services.

(f) “Other than Good Reason” shall mean, after the effective time of a Change in Control Event, any voluntary termination by the Executive which is not for Good Reason.

9. Possible Reduction in Payment and Benefits. Following any Change in Control Event, to the extent that any amount of pay or benefits provided under to Executive under this Agreement would cause Executive to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to Executive under other plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. Executive may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control Event.

10. Documents. All documents, record, tapes and other media of any kind or description relating to the business, activities, finances, plans, operations or any other aspect of the affairs of Holding Company or any of its subsidiaries and affiliates (the

“Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Holding Company. The Documents (and any copies) shall be returned to the Holding Company upon Executive’s termination of employment for any reason or at such earlier time or times as the Holding Company may specify.

11. Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Holding Company or Bank shall not be required to make any payment or take any action under this Agreement if:

(A) Holding Company or Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(B) in the opinion of counsel to Holding Company or Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to Holding Company or Bank, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise is prohibited by any Regulatory Authority.

12. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Holding Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Holding Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Holding Company at or subsequent to the date of termination shall be payable in accordance with such plan or program.

13. Proprietary Information. The Executive shall hold in a fiduciary capacity for the benefit of the Holding Company and its subsidiaries and affiliates all secret, confidential or proprietary information, knowledge or data relating to the Holding Company or any of its subsidiaries and affiliates, and their respective businesses, which shall have been obtained by the Executive during his employment hereunder and which shall not be public knowledge. After termination of the Executive’s employment, he shall not, without the prior written consent of the Holding Company, communicate or divulge any such information, knowledge or data to anyone other than the Holding Company or any of its subsidiaries and affiliates and anyone designated by such entities. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement or prevent the Executive from obtaining employment in the financial services field.

14. Board Positions. The Executive shall be initially elected to the Board of the Holding Company by its Board of Directors and thereafter nominated by such Board for election by the shareholders of the Holding Company subject to the normal requirements and procedures then in effect for such nominations. The Holding Company, as sole shareholder of the Bank, agrees to elect Executive to the Board of Directors of the Bank. Executive shall be entitled to all standard director fees for his Board or committee participation. Executive agrees to resign from the Boards of Directors of both the Holding Company and the Bank in the event that his employment with either is terminated.

15. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

This Agreement shall inure to the benefit of and be binding on the Holding Company and its Successors. The Holding Company shall require any Successor by an agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Holding Company would be required to perform if no such succession had taken place. At the Executive’s request, the Successor must reasonably demonstrate to the Executive its ability to pay and perform the obligations of the Holding Company under this Agreement.

16. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflicts of law. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Holding Company or Bank:

Cardinal Bankshares Corp.

101 Jacksonville Circle

Floyd, VA 24091

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective upon the earlier of receipt or three days after mailing.

The invalidity of unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement.

The Holding Company may withhold from any amounts payable under this Agreement only such federal, state or local taxes which are required to be withheld pursuant to applicable law or regulation.

This Agreement contains the entire understanding with the Executive concerning terms of employment with the Holding Company and its affiliates.

The following provisions of this Agreement survive its termination to the extent necessary to give them effect: Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16.

This Agreement has been duly approved by the Board of Directors of the Holding Company.

WITNESS the following signatures:

EXECUTIVE:

/s/ Michael D. Larrowe
Michael Larrowe

HOLDING COMPANY:

CARDINAL BANKSHARES CORP.

By :	/s/ Ronald Leon Moore
Title:	Chairman, President,CEO

COMMONWEALTH OF VIRGINIA

COUNTY OF FLOYD, to wit:

The foregoing instrument was acknowledged before me this 20th day of August, 2011, by Michael Larrowe.

My commission expires:

January 31, 2013

/s/ Annette V. Battle
Notary Public

COMMONWEALTH OF VIRGINIA

COUNTY OF FLOYD, to wit:

The foregoing instrument was acknowledged before me this 20th day of August, 2011 by Ronald Leon Moore, the Chairman, President & CEO of Cardinal Bankshares Corporation, on behalf of the Corporation.

My commission expires:

January 31, 2013

/s/ Annette V. Battle
Notary Public